WIX.COM LTD.
Last Updated: February 4, 2025
INSIDER TRADING POLICY
This document sets forth the Insider Trading Policy (the “Policy”) of Wix.com Ltd. and its subsidiaries (collectively, “Wix”). The Policy establishes the policies and procedures that govern trading by Wix personnel in Wix securities and securities of any other company about which such personnel comes into possession of material, nonpublic information in the course of performing his or her duties for Wix. The Policy has been adopted by Wix to fulfill its responsibilities as a public company under U.S. federal securities laws to prevent insider trading and to help its personnel avoid the severe consequences associated with violations of the insider trading laws. The Policy is also intended to prevent even the appearance of improper conduct on the part of anyone employed by or associated with Wix. Should you have any questions regarding this Policy, please contact Naama Kaenan, Wix’s General Counsel (the “Stock Compliance Officer”).
It is important that all Wix personnel review the Policy carefully. Noncompliance with the Policy is grounds for immediate dismissal. Failure to comply with the policies and procedures set forth below also can result in a serious violation of the U.S. federal securities laws, leading to potential civil and criminal penalties.
I.Scope of Policy
All directors, officers and other employees of Wix, and, if designated by the Stock Compliance Officer as a covered entity (1) all directors and officers of a joint venture in which Wix has a financial interest (such a joint venture is referred to as a “Related Company”) and (2) any full-time consultant or contractor of Wix or a Related Company, are subject to the prohibitions set forth in this Policy (each such person subject to the Policy is referred to as a “Covered Person”). Wix may determine that this Policy applies to additional persons with access to material, nonpublic information, such as part-time contractors or consultants, and upon such determination, each such person shall be deemed a Covered Person for the purpose of this Policy.
The restrictions imposed by the Policy as set forth herein apply to trading in any Wix securities, as well as any instrument that derives its value from the price of Wix securities, including but not limited to, puts, calls, warrants, options and convertible securities whether or not issued by Wix (a “Derivative Security”). The restrictions imposed by the Policy as set forth herein also apply to trades in securities of any Related Company and any other company about which any Covered Person learns material, nonpublic information in the course of performing his or her duties for Wix, such as securities of any company with which Wix may be entering into or negotiating major transactions and Derivative Securities of any of such securities.
II.Persons Subject to this Policy
Each of the policies and procedures under the Policy that is binding on a Covered Person also applies to the “Associates” of such Covered Person, which consist of: (i) any Family Member who resides in the household as a Covered Person; (ii) anyone else who lives in the household of a Covered Person; and (iii) any Family Member who does not live in the household of a Restricted Person but whose transactions in Wix securities or Derivative Securities are directed by or subject to the influence or control of a Covered Person (such as parents or children who consult with you before they trade in Wix securities or Derivative Securities). Family Members consist of the following persons: any child, stepchild, grandchild, parent, stepparent, grandparent, spouse (or comparable co-habitation relationship), sibling, mother-in-law, father-in-law, son-in-law, daughter-in-law, brother-in-law or sister-in-law, in each case including adoptive relationships.
This Policy applies to any entities that a Covered Person controls, including any controlled corporations, partnerships or trusts, and transactions by such entities should be treated for the purposes of this Policy as if they were for the account of the Covered Person, unless the entity engages in the investment of securities in the ordinary course of its business (e.g., an investment fund or partnership) and confirms to the Stock Compliance Officer that it has established its own policies and procedures for compliance with insider trading restrictions under applicable securities laws.
Situations may exist where a Covered Person has a record ownership of or beneficial interest in securities, but has no responsibility for investment decisions, such as, for example, where the investment decisions have been delegated to an investment adviser. In such cases, this Policy is not intended to proscribe dealings in securities so long as the Covered Person has neither discussed the merits of the investment with, nor provided inside information to, the person or persons having the decision-making investment responsibility. Similarly, this Policy does not proscribe the purchase, sale or holding of an interest in a publicly traded mutual fund, even if the fund holds or trades in Wix securities or Derivative Securities.

As set forth in a separate Addendum to this Policy and subject to Section V hereof, all directors and officers of Wix, and any other employees of Wix, or employees of, or consultants or contractors to, Wix or a Related Company designated by the Stock Compliance Officer (each such person subject to the Addendum is referred to as an “Addendum Covered Person”) are required to obtain prior approval for all trades in Wix securities or Derivative Securities and pledging of Wix securities.
III.General Insider Trading Prohibition
Any Covered Person who possesses knowledge of any “material information” concerning Wix that has not been disclosed to the public is prohibited from (i) trading in Wix securities or Derivative Securities, (ii) advising others to trade or to refrain from trading in Wix securities or Derivative Securities, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade or to refrain from trading in Wix securities or Derivative Securities. These restrictions remain in effect until the close of trading on the first full trading day following the public disclosure of the information, or until the information, although not disclosed, ceases to be material.
Any Covered Person who obtains, in the course of his or her employment with or engagement by Wix, knowledge of any “material information” concerning any other company that has not been disclosed to the public is prohibited from (i) trading in securities of such other company or Derivative Securities of such other company, (ii) advising others to trade in securities of such other company or Derivative Securities of such other company, or (iii) disclosing the material information to any other person for the purpose of enabling such person to trade in securities of such other company or Derivative Securities of such other company. These restrictions remain in effect until the close of trading on the first full trading day following the public disclosure of the relevant information, or until the information, although not disclosed, ceases to be material.
For purposes of insider trading liability, it does not matter that delaying the transaction until the material, nonpublic information is disclosed or ceases to be material might cause the Covered Person or an associate of a Covered Person to incur a financial loss, or whether there is some independent reason for the transaction (such as the need to raise money for an emergency expenditure). In addition, except in the limited circumstances discussed below (see “Approved Trading Plans”), it does not matter that a Covered Person or an Associate of a Covered Person may have decided to engage in a transaction before learning of the undisclosed material information. Further, it also is irrelevant that publicly disclosed information about Wix would, without consideration of the undisclosed material information, provide a substantial basis for engaging in the transaction. The federal securities laws do not recognize any such mitigating circumstances and further, even the appearance of an improper transaction must be avoided to preserve Wix’s reputation for adhering to the highest standards of conduct.
Material Information
In general, information is considered material as it relates to any company if there is a substantial likelihood that a reasonable investor would consider the information important in making a decision to buy, hold or sell securities of such company. While this standard is not always easy to apply, any information that could reasonably be expected to affect the price of Wix’s ordinary shares (or other Wix security or Derivative Security that is the subject of the transaction), whether positive or negative, should be considered material. Some examples of information that is almost always regarded as material include: significant transactions such as pending or proposed mergers, tender offers, acquisitions or dispositions; financial forecasts (especially earnings estimates); corporate restructurings; regulatory rulings; unanticipated changes in the level of sales, earnings or expenses or earnings that are not consistent with the consensus expectations of the investment community; material changes to previously filed financial statements; credit rating changes; stock splits; stock dividends; equity or debt offerings; management changes; entry into or loss of a substantial contract not in the ordinary course of business; impending bankruptcy or the existence of severe liquidity problems; and similar matters. Any Covered Person who has questions as to the materiality of any nonpublic information is advised to contact the Stock Compliance Officer for guidance. When in doubt as to the materiality of any nonpublic information, Covered Persons should refrain from trading.
Public Disclosure
Disclosure of material information to the public generally means the disclosure of the information in a filing with the Securities and Exchange Commission (the “SEC”) (such as Wix’s annual report on Form 20-K or current reports on Form 6-K) or otherwise released broadly to the marketplace (such as by a press release). More limited dissemination of the information, such as in a company communication to employees (even if it is to all employees generally) does not qualify as public disclosure. To ensure adequate disclosure, one full trading day should be permitted following public disclosure to allow the securities markets opportunity to digest the news.

Tipping
Covered Persons who cannot trade in Wix securities, Derivative Securities, securities of any other company or derivative securities of such securities, by reason of the possession of material, nonpublic information also may not either (i) disclose such information to any other person for the purpose of allowing the other person to trade in the above securities or (ii) provide trading advice with respect to the above securities (even though the nonpublic information that provides the basis for the advice is not disclosed to the person). Any such disclosure or trading advice constitutes a violation of the federal securities laws (referred to as “tipping”) and can result in liability for both the tipper and the tippee, as well as for Wix and supervisory personnel.
IV.Blackout Periods
Regular Blackout Periods
Each year, there are four regular blackout periods from trading (the “Quarterly Blackout Periods”). Each Quarterly Blackout Period begins at 12:01 a.m. Eastern time on the 16th day of the third month of the quarter (i.e., 12:01 a.m. Eastern time on each March 16, June 16, September 16 and December 16) and ends at the close of trading on the first full trading day following the public dissemination by Wix of its quarterly (or, in the case of the fourth quarter, annual) financial results by press release to the national wire services or by making a filing with the SEC.
Covered Persons and their Associates are prohibited from trading in Wix securities or Derivative Securities during Quarterly Blackout Periods.
Designated Blackout Periods
Any Covered Person, at any time and from time to time, may be informed by the Stock Compliance Officer that he or she, and his or her Associates, are subject to a designated blackout period (a “Designated Blackout Period” and, together with a Quarterly Blackout Period, a “Blackout Period”) due to such person’s involvement in or knowledge of a particular matter. Covered Persons so advised are prohibited from trading in Wix securities or Derivative Securities until they receive further notice from the Stock Compliance Officer. The existence of a Designated Blackout Period will not be announced other than to those who are subject to it. Any Covered Person or their Associates made aware of the existence of a Designated Blackout Period should not disclose the existence of such blackout for any reason.
It is important to keep in mind that, even at times when a Blackout Period is not in effect, the prohibition on trading while in possession of material, nonpublic information continues to apply.
V.Approved Trading Plans
Transactions by Covered Persons and their Associates pursuant to a written trading plan (an “Approved Plan”) will not violate this Policy and are not subject to the Blackout Period restrictions or pre-clearing procedures if the following conditions are met:
•The Approved Plan and trades thereunder must meet the requirements of Wix’s “Guidelines for Rule 10b5-1 Plans,” which may be obtained from the Stock Compliance Officer.
•the Stock Compliance Officer must approve the Approved Plan prior to any transaction being completed thereunder.
•The Approved Plan must comply with the requirements of Rule 10b5-1 (“Rule 10b5-1”) under the Securities Exchange Act of 1934, as amended (the “1934 Act”), including the following:
(i)it must be a written, binding contract, instruction or plan entered into in good faith and not as part of a plan or scheme to evade the prohibitions of Rule 10b5-1, it must be entered into outside of a Blackout Period and at such time when the Covered Person is not in possession of material, nonpublic information about Wix or the securities covered by the Approved Plan, and, to the extent required by Rule 10b5-1, it must contain representations certifying as to the same;
(ii)the Approved Plan must expressly specify the amounts, prices and dates of transactions (specifically or through a written formula, or a combination thereof) or confer discretionary authority on another person (who is not a Covered Person or Associate and otherwise is not in possession of material, nonpublic information about Wix or the securities covered by the Approved Plan) to effect one or more purchase or sale transactions for the account of the instructing person;
(iii)the instructing person may not exercise any subsequent influence over how, when or whether the transactions are effected;
(iv) the purchase or sale of the Wix securities or Derivative Securities subject to the Approved Plan must occur pursuant to the Approved Plan (unless earlier terminated); and

(v)it must include any applicable “cooling-off period” required by Rule 10b5-1 between the date of adoption of the Approved Plan and date purchases or sales begin under the Approved Plan.
•Any Covered Person or their Associate must report to the Stock Compliance Officer (i) all transactions made pursuant to the Approved Plan and (ii) the completion or termination of the Approved Plan.
The Stock Compliance Officer will approve any Approved Plan that complies with the terms of this Section V.
A contract, instruction or plan of the type described above will generally only be necessary for an Addendum Covered Person and other persons who routinely come into contact with material, nonpublic information, and should not generally be necessary or required for other Covered Persons.
VI.Short-Term Speculation; Hedging Transactions; Pledges Restrictions
Wix considers it improper and inappropriate for any Covered Person or their Associates to engage in short-term or speculative transactions in Wix securities or in other transactions in Wix securities that may transfer the full risks and rewards of ownership over Wix securities. Therefore, Wix has the following policies regarding certain transactions:
•Short Selling. Short sales of Wix's securities (i.e., the sale of a security that the seller does not own) evidence an expectation on the part of the seller that the securities will decline in value, and therefore signal to the market that the seller has no confidence in Wix or its short-term prospects. In addition, short sales may reduce the seller's incentive to improve Wix's performance. For these reasons, short sales of Wix's securities are expressly prohibited by this Policy. Short sales arising from certain types of hedging transactions are governed by “Hedging Transactions” below.
•Publicly Traded Options. A transaction in options is, in effect, a bet on the short-term movement of Wix shares and therefore creates the appearance of trading based on inside information. Transactions in options also may focus attention on short-term performance at the expense of long-term objectives. Accordingly, transactions in puts, calls or other derivative securities, on an exchange or in any other organized market, are prohibited.
•Standing Orders. A standing order placed with a broker to sell or purchase Wix shares at a specified price leaves the shareholder with no control over the timing of the transaction. A transaction pursuant to a standing order – which does not meet the standards of an Approved Plan – executed by the broker when the Covered Person is aware of material, nonpublic information may result in unlawful insider trading. Accordingly, standing orders are prohibited during any Blackout Period and at any time that the Covered Person is aware of material, nonpublic information. Any pending standing order must be cancelled before the commencement of any Blackout Period or when a Covered Person becomes aware of material, nonpublic information.
•Hedging Transactions. Certain forms of hedging or monetization transactions allow Covered Persons to lock in much of the value of their Wix securities, often in exchange for all or part of the potential for upside appreciation in the securities. These transactions allow the Covered Person to continue to own the covered Wix security, but without the full risks and rewards of ownership. Such transactions may use methodologies or financial instruments including, but not limited to, short sales, puts, calls, collars, prepaid variable forward contracts, and exchange funds. When that occurs, the Covered Person may no longer have the same objectives as Wix’s other securityholders. Therefore, subject to Section IX, Covered Persons are prohibited from employing any such methodologies or using any such financial instruments with respect to a Wix security.
•Margin Accounts and Pledges. Subject to Section IX, Covered Persons may not hold Wix securities in a margin account or pledge Wix securities as collateral because a margin or foreclosure sale may occur when such Covered Person is aware of material, nonpublic information or otherwise prohibited from trading in Wix securities.
Any Covered Person who has questions as to whether a particular strategy would violate the Policy is advised to contact the Stock Compliance Officer.

VII.Application of the Policy to Specific Transactions
The provisions of the Policy apply to various investment decisions concerning Wix securities made by a Covered Person in connection with Wix’s equity incentive plans, as are in effect from time to time.
Equity Incentive Plans
The Policy does not apply to the grant or the cash exercise of share options granted under Wix’s equity incentive plans as in effect from time to time, and also would not apply to the delivery of shares to Wix, or the withholding of shares by Wix, upon exercise of such options as payment of the exercise price for such options or for tax withholding, to the extent such transactions are permissible under the equity incentive plans. However, the delivery of Wix shares to any third party in payment for the exercise price of a share option and/or for tax withholding, known as a “cashless” or “same-day sale” exercise, as well as any sale to a third party of Wix shares acquired upon the exercise of a share option, is subject to the same restrictions that apply to any other sale of Wix shares, including the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an Addendum Covered Person. These restrictions also apply to any Associate who acquires a transferred stock option.
The Policy also does not apply to the award of restricted shares or restricted share units or the withholding of shares by Wix from such restricted shares or restricted share units for tax withholding purposes. The sale of Wix shares acquired on the date of release of shares issued pursuant to such awards to any third party (including for tax withholding purposes) is subject to the same restrictions that apply to any other sale of Wix shares, including the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an Addendum Covered Person, unless such sale is made pursuant to an irrevocable direction to sell Wix shares, for tax withholding purposes, as contained in a restricted share unit award agreement.
Employee Share Purchase Plan
The Policy does not apply to purchases of Wix shares under Wix’s employee share purchase plan (the “ESPP”) resulting from Covered Persons’ periodic contribution of money to the ESPP through payroll deductions pursuant to previously made elections at the time of enrollment in the ESPP. However, a sale of Wix shares purchased pursuant to the ESPP is subject to the same restrictions that apply to any other sale of Wix shares, including the Prior Approval Requirement set forth in the Addendum if the person effecting any such transaction is an Addendum Covered Person; provided, however, that Wix will permit Covered Persons to make an election to sell shares purchased pursuant to the ESPP in a manner that complies with Rule 10b5-1.
Gifts
Gifts of Wix securities or Derivative Securities during a Blackout Period may only be made with the prior written approval of the Stock Compliance Officer. To the extent approval is granted, the recipient of a gift who is a Covered Person or an Associate of a Covered Person would be subject to the restrictions of this Policy in connection with any subsequent sale of the gifted securities.
VIII.Post-Termination Transactions
The restrictions imposed by the Policy, including any Blackout Period then in effect, will continue to apply to a Covered Person and their Associates after the termination of his or her employment with or engagement by Wix for such period of time as such Covered Person is in possession of material, nonpublic information until the close of trading on the first full trading day following the public dissemination of that information or the nonpublic information is no longer material.
IX.Reason for the Prohibition
Under the federal securities laws, it is unlawful for any director, officer or employee of, or any person otherwise associated with, a public company to trade, or to enable others to trade, in the securities of that company while in possession of material, nonpublic information with an intent to deceive and in breach of a duty of trust or confidence. Violators may be subject to criminal prosecution and/or civil liability.

A criminal prosecution can result in a fine of up to $5 million (no matter how small the profit or even if there is a loss) and imprisonment for up to 20 years. Civil actions may be brought by a private plaintiff or the SEC. A person who has been found in a civil action brought by the SEC to have violated the prohibition on insider trading can be held liable for a penalty up to three times the profit gained, or the loss avoided, by the person who traded while in possession of material, nonpublic information. The SEC also has the authority to obtain a court order that bars a person who has engaged in insider trading from serving, either permanently or for a period of time, as a director or officer of a public company. There are no limits on the size of the transaction that can trigger insider trading liability. Relatively small trades have in the past occasioned civil and criminal investigations and lawsuits.
Insider trading also can generate significant adverse publicity and, as a result, cause a substantial loss of confidence in Wix and its securities on the part of the public and the securities markets. This could have an adverse impact on the price of Wix shares and other securities to the detriment of Wix and its shareholders.
Remember, anyone scrutinizing your transactions in Wix securities or Derivative Securities will be doing so after the fact, with the benefit of hindsight. As a practical matter, before engaging in any transaction, you should carefully consider how enforcement authorities and others might view the transaction in hindsight.
X.Policy Administration and Waiver
The Stock Compliance Officer has authority to interpret and implement the Policy to the extent consistent with its general purpose and applicable securities laws. The Stock Compliance Officer is authorized to delegate such authority to any Covered Person. The Chief Financial Officer will administer the Policy as it applies to any trading activity by the Stock Compliance Officer.
The Stock Compliance Officer is further authorized to approve any waiver of the terms of this Policy, provided that the Nominating, Environmental, and Corporate Governance Committee of Wix’s Board of Directors will approve any waiver of the terms of the Policy in the case of directors and executive officers as named in Wix’s most recent Annual Report on Form 20-F (“Named D&Os”).
XI.Conclusion
Wix will strictly enforce the prohibitions against insider trading and the additional restrictions and procedures set forth in this Policy. Any Covered Person, or their Associate, who is uncertain regarding the applicability of the Policy is urged to contact the Stock Compliance Officer prior to executing any sale or purchase transaction involving Wix securities or Derivative Securities to determine if he or she may properly proceed. Directors and officers of Wix should be particularly careful, since avoiding the appearance of engaging in share transactions on the basis of material, nonpublic information can be as important as avoiding consummating a transaction actually based on such information.

WIX.COM LTD.
INSIDER TRADING POLICY
ACKNOWLEDGMENT
The undersigned hereby acknowledges receipt of the attached Insider Trading Policy (the “Policy”) of Wix.com Ltd. (“Wix”) and hereby covenants that he or she will strictly comply with the Policy. The undersigned hereby agrees that if he or she is contemplating a sale or purchase transaction involving any Wix securities or a Derivative Security (as defined in the Policy) and is unsure of the applicability of the Policy that he or she will contact the Stock Compliance Officer prior to executing the transaction to determine if he or she may properly proceed.
Directors and any officers should be particularly careful to avoid even the appearance of engaging in any stock transaction on the basis of material, nonpublic information, which can be as important as avoiding a transaction actually based on such information.
By:
Name:
Title:
Date:
Please acknowledge your receipt of the attached insider trading policy by dating and signing this acknowledgment and returning it to the legal department in the Wix corporate headquarters.

ADDENDUM 1 – PRIOR APPROVAL REQUIREMENT
TO WIX.COM LTD. INSIDER TRADING POLICY APPLICABLE TO DIRECTORS, OFFICERS AND CERTAIN DESIGNATED EMPLOYEES
In addition to compliance with the general insider trading prohibition, subject to Section V of the Insider Trading Policy (the “Policy”) of Wix.com Ltd., all directors and officers of Wix, and any other employees of Wix, or employees of, or consultants or contractors to, Wix or a Related Company designated by the Stock Compliance Officer (each such person subject to the Addendum is referred to as an “Addendum Covered Person”) are required to adhere to the following additional restrictions and procedures when trading in Wix securities and Derivative Securities.
In addition to the Blackout Periods and compliance with the general prohibition on insider trading, all Addendum Covered Persons must obtain the approval of the Stock Compliance Officer, or anyone to whom the Stock Compliance Officer delegated such approval authority, before effecting a trade in Wix securities or Derivative Securities (the “Prior Approval Requirement”) (to the extent that such persons are permitted to trade in Derivative Securities consistent with the restrictions described in Part VI of the Policy). The Prior Approval Requirement also applies to Associates of the foregoing individuals. A request form for prior approval should be submitted 48 hours prior to the proposed transaction date.
Addendum Covered Persons who have questions regarding the Prior Approval Requirement are advised to contact the Stock Compliance Officer. Capitalized terms used but not defined in this Addendum have the meanings ascribed to them in the Policy.

ADDENDUM 2 – GUIDELINES FOR RULE 10B5-1 PLANS
TO WIX.COM LTD. INSIDER TRADING POLICY APPLICABLE TO DIRECTORS, OFFICERS AND CERTAIN DESIGNATED EMPLOYEES
Rule 10b5-1 provides a defense from insider trading liability. In order to be eligible to rely on this defense, a person subject to this Policy must enter into a contract, instruction, or plan to purchase or sell securities that satisfies the conditions of Rule 10b5-1, as in effect at such time (a “Rule 10b5-1 Plan”). If the plan meets the requirements of Rule 10b5-1, Wix securities may be purchased or sold without regard to certain insider trading restrictions. In general, a Rule 10b5-1 Plan must be entered into at a time when the person entering into the plan is not aware of material, nonpublic information about Wix or the securities covered by the plan. Once the plan is adopted, the person must not exercise any influence over the amount of securities to be traded, the price at which they are to be traded or the date of the trade. The plan must either specify the amount, pricing and timing of transactions in advance or delegate discretion on these matters to an independent third party.
As specified in the Insider Trading Policy (the “Policy”) of Wix.com Ltd., a Rule 10b5-1 Plan must be approved by the Stock Compliance Officer and meet the requirements of Rule 10b5-1 and these guidelines. Any Rule 10b5-1 Plan must be submitted for approval prior to the entry into the Rule 10b5-1 Plan. No further pre-approval of transactions conducted pursuant to the Rule 10b5-1 Plan will be required. Capitalized terms used but not defined in this Addendum have the meanings ascribed to them in the Policy.
The following guidelines apply to all Rule 10b5-1 Plans:
•All executive officers and other members of Wix’s senior management team designated by Wix’s Chief Executive Officer may only execute trades pursuant to a Rule 10b5-1 Plan, provided, however, that Wix’s nominating and corporate governance committee may approve that any specific trade executed by such person may be executed outside of a Rule 10b5-1 Plan, subject to satisfaction of any other applicable condition under the Policy and the Prior Approval Requirement (as defined in Addendum 1).
•You may only enter into or modify a Rule 10b5-1 Plan program outside of a Blackout Period provided you are not in possession of material, nonpublic information.
•The duration of a Rule 10b5-1 Plan may be subject to the terms of respective brokers.
•You may not commence sales under a trading program until at least 30 days following the date of establishment of a trading program, and Named D&Os are subject to a longer “cooling-off period” as required by Rule 10b5-1.
•If a Rule 10b5-1 Plan is terminated, there will be no additional “cooling-off period” other than as required by Rule 10b5-1.
•Certain modifications of a trading program (i.e., those that change the amount, price, or timing of purchases or sales) must not take effect until at least 30 days following the date of the modification, with Named D&Os subject to a longer “cooling-off period” as required by Rule 10b5-1. The unmodified trading program can continue in effect until the modified plan takes effect.